UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2017

Kaya Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-177532	900898007
(Commission File Number)	(IRS Employer Identification No.)

305 S. Andrews Avenue, Suite 209, Fort Lauderdale, Florida 33301

 (Address of principal executive offices and zip code)

(954) 534-7895
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “KAYS,” “the Company,” “we,” “us” and “our” refer to Kaya Holdings, Inc. and its subsidiaries.

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under “Item 3.02. Unregistered Sales of Equity Securities” is hereby incorporated by reference into this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 11, 2017, we entered into a $5.8 million financing agreement (the “$5.8M Financing Agreement”) with an institutional investor (the “Investor”) who had previously furnished KAYS with $3.3 million in financing, including $2.1 million in financing during the period from December 2016 to March 2017, pursuant to which the Investor purchased and agreed to purchase up to $5.8 million in convertible notes (the “Notes”) from the Company as follows:

·	The Investor purchased $500,000 in principal amount of Notes from the Company on May 11, 2017, contemporaneously with the execution of the $5.8M Financing Agreement, which Notes are convertible into shares of the Company’s common stock (“Shares”), at a conversion price of $0.05 (the “$0.05Notes”).

·	The Investor has the right to purchase up to an additional $500,000 in principal amount of $0.05 Notes at any time and from time to time through July 31, 2017.

·

Provided the Investor has fulfilled its obligation to purchase the additional $500,000 in principal amount of $0.05 Notes from the Company on or before July 31, 2017, the Investor will have the right to purchase a third tranche of $0.05 Notes up to an aggregate of $1,000,000 in principal amount, at any time and from time to time through October 31, 2017

Provided the Investor has fulfilled its obligation to purchase the third tranche of $1,000,000 in principal amount of $0.05 Notes from the Company on or before October 31, 2017, the Investor will have the right to purchase up to an additional $1,600,000 in principal amount of Notes from the Company at any time and from time to time during the period commencing on the date of this Agreement and ending on February 28, 2018, which Notes will be convertible into Shares at a conversion price of $0.08 (the “$0.08 Notes”).

Provided the Investor has fulfilled its obligation to purchase all $1,600,000 in principal amount of $0.08 Notes from the Company on or before February 28, 2018, the Investor will have the right to purchase up to an additional $2,200,000 in principal amount of Notes from the Company at any time and from time to time through July 31, 2018, which Notes will be convertible into Shares at a conversion price of $0.11.

The purchase price for the Notes is equal to the principal amount thereof. The Notes bear interest at the rate of eight percent (8%) annum, which accrues and is payable to together with interest at maturity on January 1, 2020. The Investor may convert the principal amount of the Notes (as well as other notes it currently holds as referenced above), together with accrued but unpaid interest thereon, into Shares at the applicable conversion price, at any time or from time to time prior to maturity. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions. The Notes also provide that at no time may they be convertible if the number of Shares being issued upon conversion to and then held by the Investor would result in the Investor beneficially owning in excess of 4.99% of the Company’s then outstanding Shares, after giving effect to the proposed conversion.

The Notes are being issued pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended and Regulation D thereunder. No commissions or placement fees were paid in connection with the offer and sale of the Notes. The proceeds from the offer and sale of Notes will be used to fund the Company’s 2017 growth plan, including expansion of our chain of legal Kaya Shack™ Marijuana Superstores in Oregon, increasing the capacity of our legal marijuana grow facility and manufacturing operations and introducing new Kaya branded cannabis products.

Copies of the $5.8M Financing Agreement and the form of Note are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	$5.8 M Financing Agreement
10.2	Form of Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAYA HOLDINGS, INC.

Date: May 22, 2017	By:	/s/ Craig Frank
Craig Frank, President and Chief Executive Officer